Exhibit 19.1

ORAMED PHARMACEUTICALS INC.

INSIDER TRADING POLICY

Effective: March 20, 2025

This policy sets forth guidelines for all Insiders (as defined below) of Oramed Pharmaceuticals Inc. (together with its subsidiaries when the context so requires, “Oramed”) with respect to transactions in Oramed securities. This policy arises from Oramed’s responsibilities as a public company whose shares of common stock are quoted on the Nasdaq Capital Market, or Nasdaq, and on the Tel Aviv Stock Exchange, or TASE, under the symbol “ORMP.” Failure to comply with these guidelines could result in a serious violation of the securities laws by you and/or Oramed and can involve both civil and criminal penalties. It is important that you review this policy carefully.

I.	Reason for Policy

Oramed is subject to the insider trading laws in the United States and Israel. Under United States law, an individual may be subject to fines of up to $5,000,000 and up to twenty years in jail for violating the securities laws by engaging in transactions in securities at a time when in possession of material non-public information. In addition, the U.S. Securities and Exchange Commission (the “SEC”) may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made and are often subjected to an injunction against future violations. Violators can also be barred from serving as officers or directors of public companies. Individuals also may be subjected to civil liability in private lawsuits. The foregoing penalties are subject to amendment from time to time.

Without regard to the penalties that may be imposed by others, willful violation of this policy constitutes grounds for dismissal from the Board of Directors of Oramed (the “Board”), termination of your employment or, with respect to consultants, representatives or independent contractors, termination of your engagement, with Oramed.

Insider trading proscriptions are not limited to trading by the insider alone; it is also illegal to advise others to trade on the basis of material non-public information or to share material non-public information with others if you know or should have known that they will use such information to purchase or sell Oramed securities. This practice is called “tipping.” Liability in such cases can extend both to the “tippee”—the person who purchased or sold Oramed securities based on this material non-public information—and to the “tipper,” the Insider himself or herself. Even if you are not in possession of material non-public information regarding Oramed, do not recommend to any other person that they buy or sell securities of Oramed because your recommendation could be imputed to Oramed and may be misleading if you do not have all of the relevant information.

Finally, the appearance of insider trading can cause a substantial loss of confidence in Oramed and its securities on the part of the public and the securities markets. This could obviously have an adverse impact on Oramed and its stockholders. Accordingly, avoiding the appearance of engaging in transactions on the basis of material non-public information can be as important as avoiding a transaction actually based on such information. Furthermore, if your transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of 20/20 hindsight. Accordingly, before engaging in any transaction you should carefully consider how regulators and others might view your transaction with such hindsight and, if you have the slightest doubt, consult with Oramed’s Chief Financial Officer (“CFO”).

In the event an Insider becomes aware of a possible violation of this policy by another Insider, he or she should contact Oramed’s CFO, without delay, by telephone at +1 844 967 2633 (U.S.) or +972 2-566-0001 (Israel) or by email at avi@oramed.com.

II.	Applicability of Policy

1. “Insiders” Defined. This policy applies to any “Insider” of Oramed, including any (a) member of the Board and officer of Oramed, (b) employee of Oramed, including part-time or temporary employees, and (c) consultant, representative, or independent contractor (e.g., accountants, attorneys and investment bankers) who have access to material non-public information of Oramed. This policy also applies to family members and other members of an Insiders’ household as well as family members who do not live in their home but whose transactions in Oramed securities are directed by or are subject to the influence or control of the Insider, as well as any entities that an Insider influences or controls, including any corporations, partnerships or trusts (collectively, “Controlled Entity”). Insiders are responsible for the compliance with this policy by such Insider’s family members and Controlled Entities.

2. “Access Insiders” Defined. This policy imposes additional restrictions upon Insiders who may have increased access to material information concerning Oramed that has not been disclosed to the public (see below for a definition of “material information”), referred to as “Access Insiders.” Access Insiders are: (a) members of the Board of Oramed, (b) the Chief Executive Officer, Chief Financial Officer, presidents, general managers, vice presidents, controllers, vice controllers, treasurers, corporate secretaries and accounting personnel of Oramed and (c) the family members and Controlled Entities of the foregoing persons. Access Insiders are subject to additional procedures and restrictions described in Section VI below.

3. Inside Information Regarding Other Companies. This policy and the guidelines described herein also apply to material non-public information relating to other companies, including Oramed’s customers, vendors or suppliers or companies with which Oramed is considering merger and acquisition transactions (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, Oramed, as well as other companies that may be impacted by material non-public information regarding Oramed. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding Oramed’s business partners. All personnel should treat material non-public information about Oramed’s business partners with the same care required with respect to information related directly to Oramed.

4. Tail Period. If you are aware of material non-public information when your employment or service terminates, you may not trade in Oramed securities until that information has become public or is no longer material.

5. Applicability to Oramed. In addition, Oramed itself must comply with securities laws applicable to its own securities trading activities, and must not engage in any transaction involving a purchase or sale of its securities, including any offer to purchase or offer to sell or other disposition of its securities, when it is in possession of material nonpublic information concerning Oramed, other than in compliance with applicable law, subject to the policies and procedures adopted by Oramed and the exceptions listed in Section VII of this policy to the extent applicable.

III.	Definition of Material Non-Public Information

It is not possible to define all categories of “material” information. In general, information should be regarded as material if its disclosure would reasonably be expected to have an effect (whether positive or negative) on the price of a company’s securities or if there is a likelihood that it would be considered important by a reasonable investor in making a decision regarding the purchase or sale of Oramed securities. Both positive and negative information can be material, as well as information that forecasts whether an event may or may not occur.

Although it may be difficult under this standard to determine whether certain information is material, there are various categories of information that would almost always be regarded as material. Examples of such information are: earnings information and quarterly or annual results; guidance on earnings estimates; clinical results; product and research developments; marketing plans; major licensing transactions; government inspections, approvals or other regulatory actions; status of patent applications; changes in senior management; proposed payment of a dividend or change in dividend policy; planned share splits or repurchases; new equity or debt offerings; other events regarding Oramed securities (e.g., defaults on debt, changes to the rights of security holders); major changes in accounting policies; collaborations, mergers, acquisitions or divestitures, and significant litigation matters. Moreover, material information does not have to be related to a company’s business. For example, advance knowledge of the contents of a forthcoming article that is expected to affect the market price of a security can be material. If any Insider has questions as to the materiality of information, he or she should contact the CFO of Oramed for clarification.

Information is considered “non-public” unless it has been broadly disseminated in a manner that makes the information available to investors generally and investors have had a reasonable time to digest the information. Common examples of broad dissemination include annual, quarterly and current reports filed with the SEC, earnings releases, press releases and other information that is widely reported in the media. Generally, a “reasonable time” following the release of the information to the public would require at least one full Nasdaq trading day after the information became public.

IV.	Prohibited Transactions

1. Trading while in Possession. Insiders may not engage in a transaction (purchase or sale, including any offer to purchase or offer to sell or other disposition of Oramed’s securities) in Oramed shares or Oramed debt securities, as well as other securities for which Oramed’s securities serve as underlying assets (e.g., options, RSUs or PSUs) (collectively, “Oramed securities”) at any time between the date on which any material non-public material information becomes known to the individual, including information regarding other companies referred to in Section II.3 above, and the close of business of at least one full Nasdaq trading day after such information is publicly disclosed. Nasdaq is generally open for trading Monday through Friday. If, for example, Oramed publicly disclosed information on a Monday, then you may not trade in Oramed securities until Wednesday.

2. Speculative Trading. No Insider may engage in transactions of a speculative nature with regard to Oramed securities at any time. All Insiders are prohibited from short-selling Oramed common stock or engaging in transactions involving Oramed-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as Oramed common stock. This prohibition includes, but is not limited to, trading in Oramed-based put and call option contracts, transacting in straddles, and the like. However, as indicated below, holding and exercising options or other derivative securities granted under Oramed’s employee stock option or equity incentive plans is not prohibited by this policy.

3. Short Sales. Short sales of Oramed securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Oramed’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Oramed’s performance. For these reasons, short sales of Oramed securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

4. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Oramed securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as Oramed’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

5. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Oramed securities, directors, officers and other employees are prohibited from holding Oramed securities in a margin account or otherwise pledging Oramed securities as collateral for a loan. (Pledges of Oramed securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

6. Open Orders. Any Insider who has placed a limit order or open instruction to buy or sell Oramed securities shall bear responsibility for canceling such instructions immediately in the event restrictions are imposed on their ability to trade in accordance with this policy.

V.	Open Window and Blackout Periods

All Insiders are subject to the following blackout procedures. If you are an Insider involved in the preparation or review of Oramed’s financial statements and related public disclosures, Oramed will notify you that you are subject to these blackout procedures. If you have any uncertainty whether you are covered by the blackout procedures, please contact the CFO.

1. Quarterly Blackout Periods: Oramed’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Oramed securities. Therefore, to avoid even the appearance of trading on the basis of material non-public information, regardless of whether or not you are aware of any material non-public information, you may not trade in Oramed securities during the period beginning on the first day following the end of each fiscal quarter and ending on the day after the first full trading day following the day on which Oramed's quarterly or annual results are released in the United States.

For example, if Oramed announces quarterly or annual results before trading begins on a Tuesday, the first time you can buy or sell Oramed securities is the opening of the market on Wednesday (assuming you are not aware of other material non-public information at that time). However, if Oramed announces quarterly or annual results after trading begins on that Tuesday, the first time you can buy or sell Oramed securities is the opening of the market on Thursday (assuming you are not aware of other material non-public information at that time).

Oramed will endeavor to send out a notice each quarter setting forth the specific dates for the quarterly “blackout” and “open window” periods to those persons to whom the blackout procedures apply.

2. Event Specific Blackout Periods. From time to time, an event may occur that is material to Oramed and is known by only a few Insiders. So long as the event remains material and non-public, the persons who are aware of the event, as well as other persons designated by the CFO, may not trade in Oramed securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

3. Prohibited Transactions: Transactions prohibited during blackout periods include:

●	Open market purchase or sale of Oramed securities;

●	Purchase or sale of Oramed securities through a broker;

●	Sales of the shares upon exercise of Oramed stock options;

●	Broker-assisted cashless exercises of Oramed stock options;

●	Switching existing balances into or out of, or elections with respect to, Oramed’s stock fund in a 401(k) plan or other benefit plans; and

●	New discretionary cash investments in any dividend reinvestment plan of Oramed.

4. Hardship Exceptions: A person who is subject to a blackout period and who has an unexpected and urgent need to sell Oramed securities in order to generate funds may, in appropriate circumstances, be permitted to sell Oramed securities even during the blackout period, subject to approval from the CFO, after concluding that such person is not in possession of material non-public information. Under no circumstance will a hardship exception be granted during an event-specific blackout period or to a director or an executive officer.

5. No Safe Harbor. It is important to emphasize that the institution of blackout periods is an internal Oramed policy. It does not create a “safe harbor” or otherwise insulate a person from the consequences of insider trading, which could include severe criminal and civil sanctions. Even if a blackout period is not in effect, at no time may you trade in Oramed securities if you are aware of material non-public information about Oramed, until at least one full business day following the public disclosure of such information.

VI.	Additional Procedures for Access Insiders

1. Pre-clearance.

a)	All Access Insiders must inform and receive pre-clearance from Oramed’s CFO whenever they intend to execute a transaction in Oramed securities, including the placing of limit orders, a stock plan transaction (such as an option exercise), or a gift, loan, pledge, contribution to a trust or any other transfer, at least three (3) business days in advance of the proposed transaction. The CFO is under no obligation to approve a trade or transaction submitted for pre-clearance, and may determine not to permit the trade. If pre-clearance is denied, such denial must be kept confidential by the person requesting pre-clearance. The CFO must inform and receive pre-clearance for such transactions from the CEO.

b)	When obtaining pre-clearance to execute a trade in Oramed securities, such individuals will be responsible for verifying with the CFO that (i) they do not possess any material non-public information regarding Oramed, (ii) Oramed has not imposed any blackout periods or other restrictions on their ability to engage in trades, and (iii) the transaction would not trigger a “short-swing” profit disgorgement, as described in Section VI.3 below. If the individual has not completed the trade within three (3) trading days of notification of the intention to trade, then the individual must re-confirm their pre-clearance with Oramed’s CFO that they intend to execute a trade and the individual must re-verify the non-existence of any restrictions on such trade.

c)	Before each transaction in Oramed securities, each such officer and director should contact the CFO regarding (a) compliance with Rule 144 under the Securities Act of 1933, as amended, which contains guidelines for the sale of privately issued shares and sales by affiliates of Oramed, if such sales are not covered by an effective registration statement, to the extent applicable, and (b) the reporting of purchases, sales, gifts or other transactions of shares through the filing of Form 4s or other applicable filings with the SEC.

d)	Following execution of any transaction in Oramed securities by an Access Insider who is subject to these pre-clearance procedures (including transactions effected pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”)), such trade or transaction must be reported to the CFO on the same day in which such a transaction occurs. Each such report should include the date of the transaction, quantity of securities, price and broker-dealer (if any) through which the transaction was effected.

e)	The CFO assumes no responsibility for, and approval from the CFO does not protect the Access Insider from, the consequences of prohibited insider trading. Ultimately, you are the one responsible for ensuring compliance with this policy in all respects. Any internal policy, guideline, action or general advice of Oramed, the CFO or any other employee or director does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

2. Section 16 Reporting Requirements. Section 16 of the Exchange Act and the SEC’s rules thereunder require all of Oramed’s executive officers, directors and greater than 10% stockholders (collectively, “Section 16 Insiders”) to report their beneficial ownership of Oramed’s equity securities and any subsequent changes in that ownership.

a)	A Form 3 must be filed within 10 calendar days of becoming a Section 16 Insider. This report discloses the reporting person’s beneficial interest in Oramed’s equity securities and must be filed even if such person does not own any of Oramed’s equity securities.

b)	A Form 4 must be filed to report acquisitions and dispositions of Oramed’s equity securities, including (i) any open market sale or purchase of Oramed’s equity securities (including pursuant to a Rule 10b5-1 plan), (ii) any grant, exercise or conversion of restricted stock or derivative securities (e.g., stock options), (iii) any transfers to or from indirect forms of ownership, such as transfers to trusts, (iv) any gifts and (v) any intra-plan transfers involving Oramed’s equity securities held under pension or retirement plans. A Form 4 must generally be filed within two business days of the date of execution of the transaction (not the settlement date or subsequent closing or delivery date).

c)	A Form 5 must be filed within 45 days after Oramed’s fiscal year-end by every individual or entity who was a Section 16 Insider at any time during the prior fiscal year to report (i) certain small acquisitions of Oramed’s equity securities, (ii) certain miscellaneous transactions, such as inheritances and (iii) any transaction during the last fiscal year that was required to be reported on a Form 3 or Form 4 but was not reported. Transactions that may be reported following fiscal year-end on a Form 5 may be reported earlier on a Form 4. Oramed encourages the use of the Form 4 early reporting option to help prevent transactions from going unreported following fiscal year-end and to help eliminate the need to file a Form 5.

d)	Under SEC rules, the preparation and filing of Section 16 reports are the sole responsibility of the Section 16 Insider. However, Oramed assists its directors and executive officers in preparing and filing these forms. Oramed can only facilitate compliance by directors and executive officers to the extent they provide Oramed with the required information for making their reports. Oramed does not assume any legal responsibility in this regard.

3. Short-Swing Trading. Short-term trading of Oramed securities may be distracting to the person and may unduly focus the person on Oramed’s short-term stock market performance instead of Oramed’s long-term business objectives. For these reasons, any Section 16 Insider who purchases Oramed securities in the open market may not sell any Oramed securities of the same class during the six months following the purchase (or vice versa). In addition, under Israeli law, an Access Insider of Oramed who buys and sells, or sells and buys, Oramed securities within a three-month period is presumed to have traded on inside information, unless it can be proven that he or she did not have any material non-public information at the time of the transaction. Since it would be very difficult to rebut this presumption, all such persons are advised to monitor carefully the timing of any purchases and sales of Oramed securities so as to avoid triggering this provision of Israeli law. To ensure compliance with short-swing trading requirements, all Section 16 Insiders are required to obtain pre-clearance and report trades in accordance with Section VI.1 above.

4. Disgorgement of Profits on Short-Swing Transactions. Under Section 16(b) of the Exchange Act, any profit realized by a Section 16 Insider on a “short-swing” transaction (e.g., a non-exempt purchase and sale, or sale and purchase, of Oramed’s equity securities within a period of less than six months) must be disgorged to Oramed upon demand by Oramed or a stockholder acting on Oramed’s behalf. By law, Oramed cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under Section 16(b).

VII.	Exceptions

The only exceptions to the policy are set forth below. It does not matter that the Insider may have decided to engage in a transaction before learning of the material non-public information or that delaying the transaction might result in economic loss. It is also irrelevant that publicly disclosed information about Oramed might, even aside from the undisclosed material information, provide a substantial basis for engaging in the transaction. Additionally, there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past occasioned investigations and lawsuits. You simply cannot trade in Oramed securities while in possession of material non-public information about Oramed. The only exceptions to the policy are as follows:

1. Exercise of an option, vesting of an RSU or PSU under Oramed’s share option plan. Note that this exception does not include (a) any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or (b) a subsequent sale of the shares acquired pursuant to the exercise of an equity award under the Oramed share option plan.

2. Bona fide gifts of securities are not deemed to be transactions for the purposes of this policy. Whether a gift is truly bona fide will depend on the circumstances surrounding each gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction.” For example, gifts to charities, religious institutions and service organizations would clearly not be “transactions.” On the other hand, gifts to dependent children followed by a sale of the “gift” securities in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift non-bona fide.

3. The restrictions set forth in the preceding paragraphs shall not apply to sales made pursuant to a Qualified Selling Plan. For purposes of this exception, a “Qualified Selling Plan” is a written plan for selling Oramed’s securities which meets each of the following requirements: (a) the plan is adopted by the Insider or temporary Insider during a period when the Insider or temporary Insider is not in possession of material non-public information; (b) the plan is adhered to strictly by the Insider or temporary Insider; (c) the plan either (i) specifies the amount of securities to be sold and the date on which the securities are to be sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be purchased or sold, or (iii) does not permit the Insider or temporary Insider to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the plan, does exercise such influence must not have been aware of the material non-public information when doing so; (d) the plan includes a representation from the Insider adopting the plan that such Insider (i) is not aware of any material nonpublic information about Oramed or its securities and (ii) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act; (e) the plan provides that trading under the plan cannot begin until the later of (i) 90 days after the adoption of the plan or (ii) two business days following the disclosure of Oramed’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan is adopted (such period being referred to as the “cooling-off period”, but, in either case, not to exceed 120 days following the adoption of the plan, and provided that if the Insider is not a director or officer of Oramed, such cooling-off period shall be at least 30 days rather than the longer periods set forth above); and (e) at the time it is adopted the plan conforms to all other requirements of Rule 10b5-1 under the Exchange Act as then in effect. Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet the above requirements.

Oramed requires that the entry into, modification or termination of any Qualified Selling Plan be approved in writing in advance by the CFO, at least five (5) business days prior to the proposed entry into such plan. Qualified Selling Plans generally may not be adopted outside an open window period or during a blackout period and may only be adopted when the person adopting the plan is not aware of material non-public information.

In accordance with Rule 10b5-1 under the Exchange Act, any change to the amount, price, or timing of the purchase or sale of securities underlying a Qualified Selling Plan constitutes termination of the Qualified Plan and the adoption of a new Qualified Selling Plan, which triggers the cooling-off period described above. No Insider may have more than one Qualified Selling Plan for purchases or sales of securities on the open market during the same period. In addition, no Insider may have more than one single-trade Qualified Plan during any 12-month period. A single-trade plan is one that has the practical effect of requiring the purchase or sale of securities as a single transaction. With respect to overlapping Qualified Selling Plans, an Insider may have two separate plans provided (i) the later-commencing plan does not begin until all trades have been completed under the first plan or the first plan expires without execution, and trading during the cooling-off period that would have applied if the later-commencing plan was adopted on the date the earlier-commencing plan terminates and (ii) the separate plans satisfy all other conditions applicable to Qualified Selling Plans. With respect to overlapping Qualified Selling Plans, an Insider may have separate plans for “sell-to-cover” transactions in which an Insider instructs an agent to sell securities in order to satisfy tax withholding obligations at the time an equity award vests. Any such additional plan must only authorize qualified “sell-to-cover” transactions. With respect to single-trade Qualified Selling Plans, an Insider may have a single-trade plan for “sell-to-cover” transactions.

VIII. Modifications to Policy

Oramed may at any time change this policy or adopt such other policies or procedures that it considers appropriate to carry out the purposes of this policy. Notice of any such change will be delivered to you by email (or other delivery option in Oramed’s discretion). You will be deemed to have received, be bound by and agree to revisions of this policy when such revisions have been delivered to you.

IX.	Acknowledgement

Please sign the attachment acknowledging that you have read and agree to comply with this policy and return it to Oramed’s CFO, by email at avi@oramed.com. If you have any questions, please contact Oramed’s CFO.

ACKNOWLEDGEMENT

Please sign below acknowledging that you have read and agree to abide by Oramed’s Insider Trading Policy.

I received, reviewed and agree to be bound by Oramed’s Insider Trading Policy.

Date:

Signature

Name

Title

Return this Acknowledgment to the CFO of Oramed.

Insider Trading Policy Acknowledgment